Exhibit 21.1

Subsidiaries of

Apple REIT Eight, Inc.

At December 31, 2007

(The state of incorporation or organization of each subsidiary is Virginia)

A. Direct Subsidiaries

Apple Eight Hospitality, Inc.

Apple Eight Residential, Inc.

Apple Eight Ventures, Inc.

B. Indirect Subsidiaries (held through direct subsidiaries or other indirect subsidiaries)

Apple Eight Hospitality Management, Inc.

Apple Eight Hospitality Massachusetts, Inc.

Apple Eight Hospitality Massachusetts Services, Inc.

Apple Eight Hospitality Midwest, LLC

Apple Eight Hospitality Ownership, Inc.

Apple Eight SPE Birmingham, Inc.

Apple Eight SPE Greenville, Inc.

Apple Eight SPE Jacksonville, Inc.

Apple Eight SPE Tampa, Inc.

Apple Eight SPE Winston-Salem, Inc.

Apple Eight Services Birmingham, Inc.

Apple Eight Services Greenville, Inc.

Apple Eight Services Jacksonville, Inc.

Apple Eight Services Tampa, Inc.

Apple Eight Services Winston-Salem, Inc.